Merchants Bancshares, Inc. Announces Third Quarter 2012 Results -- Year-to-Date Results up 4% Over 2011 Driven by Continued Loan and Deposit Growth

SOUTH BURLINGTON, VT -- (Marketwire - October 24, 2012) - Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $4.00 million and $11.35 million, or diluted earnings per share of $0.64 and $1.82 for the three and nine months ended September 30, 2012, respectively. This compares to earnings of $4.18 million and $10.91 million, or diluted earnings per share of $0.67 and $1.76 for the three and nine months ended September 30, 2011, respectively. The return on average assets was 0.97% and 0.92% for the quarter and nine months ended September 30, 2012, compared to 1.11% and 0.98% for the same periods in 2011. The return on average equity was 13.95% and 13.47% for the quarter and nine months ended September 30, 2012, compared to 15.84% and 14.23% for the same periods in 2011. We previously announced the declaration of a dividend of $0.28 per share, payable November 15, 2012, to shareholders of record as of November 1, 2012. This quarter represents our 64th consecutive quarterly dividend payment and our 28th consecutive quarter at the current payout level.

Total assets ended the quarter at $1.69 billion and total shareholders' equity ended the quarter at $118.03 million. Our book value per share was $18.81 at September 30, 2012. Our Tier 1 leverage ratio was 8.10%, total risk-based capital ratio was 15.83% and tangible capital ratio was 7.00% at September 30, 2012.

"The third quarter results exhibit improvement on a linked quarter basis. We are on track to record another strong year in 2012. The rate of growth for the past twelve months has added significantly to the core earnings base for our company. Average loans for the third quarter are up 6% over the third quarter of last year. Although we expect the economic environment to pose some challenges, we remain confident in our ability to grow and maintain strong asset quality," commented Michael R. Tuttle, our President and Chief Executive Officer.

Our taxable equivalent net interest income was $13.15 million and $38.97 million for the three and nine months ended September 30, 2012, respectively, compared to $13.27 million and $38.39 million for the same periods in 2011; and $12.86 million for the second quarter of 2012. Our taxable equivalent net interest margin increased slightly during the third quarter of 2012 to 3.29% from 3.27% for the second quarter of this year. This quarter-over-quarter increase is driven by a reduction in our average cost of borrowed funds to 0.98% for the third quarter of 2012 from 1.30% for the second quarter of 2012. The decrease in borrowing cost was primarily driven by reduced costs associated with our customer repurchase agreements combined with our prepayment of Federal Home Loan Bank ("FHLB") debt discussed below. Year-to-date the net interest margin has decreased 26 basis points to 3.30%, compared to 3.56% for the first nine months of 2011. Our continued growth in earning assets has helped to offset margin compression and allowed us to increase net interest income for the first nine months of 2012, compared to the first nine months of 2011. Average earning assets for the three and nine months ended September 30, 2012 were $1.59 billion and $1.58 billion, respectively, an increase of $129.39 million and $135.06 million over the same periods in 2011; and an increase of $8.38 million over the second quarter of 2012.

The extended low interest rate environment continues to present a challenge as our assets reprice down at a steady rate and new assets come on at lower rates. Overall asset yields were 3.68% for the third quarter of 2012, compared to 3.76% for the second quarter of 2012 and 4.19% for the third quarter of last year. The average rate on our loan portfolio was 4.40% for the third quarter of 2012, an 8 basis point decrease from the second quarter of 2012, and a 39 basis point decrease from the third quarter of 2011. The average rate on our investment portfolio for the third quarter of 2012 was 2.30%, a 7 basis point decrease from the second quarter of 2012, and a 107 basis point decrease from the third quarter of 2011. These decreases were offset, in part, by decreases in the cost of our interest bearing liabilities. The average cost of interest bearing liabilities for the third quarter of 2012 was 48 basis points, a 10 basis point decrease from the second quarter of this year, and a 21 basis point decrease from the third quarter of 2011. We prepaid $10.00 million in long-term FHLB debt on August 30, 2012, and paid a prepayment penalty of $677 thousand. We have prepaid a total of $20 million in long-term FHLB advances at a rate of 2.75% during 2012, incurring total prepayment penalties of $1.36 million. These prepayments will reduce our overall cost of funds going forward.

Ending loan balances at September 30, 2012 were $1.07 billion, an increase of $45.25 million over ending loan balances at December 31, 2011. This represents an annualized loan growth rate of 6%. Quarterly average loans for the third quarter of 2012 were $50.40 million higher than for the fourth quarter of 2011. Year-to-date growth in our commercial loan portfolio has been driven by new customer acquisition and expansion of existing relationships, partially offset by decreased line of credit utilization during the third quarter of 2012. Reduced loan demand by our municipal customers has led to a year-to-date reduction in municipal balances. Growth in our residential real estate loan portfolio continues to be driven by increased mortgage refinance volume due to the low interest rate environment.

The following table summarizes the components of our loan portfolio as of the periods indicated:

(In thousands)          September 30, 2012  June 30, 2012  December 31, 2011
----------------------------------------------------------------------------
Commercial, financial
 and agricultural                 $169,450       $173,114           $146,990
Municipal loans                     82,048         42,578            101,705
Real estate loans -
 residential                       477,321        464,202            439,818
Real estate loans -
 commercial                        327,182        329,698            313,915
Real estate loans -
 construction                       11,285          9,875             18,993
Installment loans                    5,259          5,842              5,806
All other loans                        334            356                399
----------------------------------------------------------------------------
Total loans                     $1,072,879     $1,025,665         $1,027,626
----------------------------------------------------------------------------

We recorded a $250 thousand and $700 thousand provision for credit losses during the three and nine months ended September 30, 2012, respectively, compared to a provision of $250 thousand and $500 thousand for the three and nine months ended September 30, 2011, respectively. Asset quality remained high throughout 2012 and continues to be a core strength for our company. Our continued loan growth was the primary factor for the provision to date in 2012. Our nonperforming asset totals decreased to $2.74 million at September 30, 2012, compared to $3.52 million at June 30, 2012 and $2.87 million at December 31, 2011. There were no loans fully or partially charged-off during the third quarter of 2012 and year-to-date we have booked net recoveries of $27 thousand. Our total accruing substandard loans remain low at 1.78% of total loans. Loans past due 30-89 days were 0.01% of total loans at September 30, 2012.

Total deposits at September 30, 2012 were $1.25 billion compared to $1.18 billion at December 31, 2011. Growth during 2012 has been concentrated in our demand deposit and money market categories. Securities sold under agreement to repurchase, which represent collateralized customer accounts, declined by $34.53 million to $228.00 million at September 30, 2012 from $262.53 million at December 31, 2011 as a result of seasonal cash flows combined with migration to other deposit products due to the low interest rate environment. Short-term wholesale borrowings were $55.60 million at September 30, 2012, compared to zero at December 31, 2011. Our long-term debt was $20 million lower than balances at December 31, 2011 as a result of the FHLB prepayment discussed previously.

Total noninterest income decreased $213 thousand to $3.20 million for the third quarter of 2012 compared to 2011, and increased $658 thousand for the first nine months of 2012 compared to 2011. During the third quarter of 2012, we recognized a net gain on the sale of one of our branch locations of $749 thousand. Additionally, during the second quarter of 2012, we recognized a gain of $334 thousand on the sale of the mineral rights we owned on properties in Oklahoma which we acquired in a bank acquisition in 1971. We also recognized net gains (losses) on investment securities of $(26) thousand and $422 thousand during the quarter and nine months ended September 30, 2012, respectively. Excluding net gains (losses) on investment securities and the gains on the sale of the branch location and mineral rights, total noninterest income decreased $16 thousand to $2.48 million for the third quarter of 2012 compared to $2.49 million for the third quarter of 2011, and increased $200 thousand to $7.22 million for the first nine months of 2012, compared to $7.02 million for the first nine months of 2011. The change for the three and nine months ended September 30, 2012, compared to the same periods in 2011 is primarily a result of increases in net debit card income and Trust division income, offset in part by decreased overdraft fee revenue. Additionally, the timing of investments in low income housing partnerships and their associated tax credits led to a reduction in equity in losses of real estate limited partnerships to $(370) thousand for the third quarter of 2012 from $(441) thousand for the third quarter of last year, and $(1.19) million for the first nine months of 2012, compared to $(1.32) million for the same period in 2011. Trust assets under management have continued to grow in 2012 and now total $531 million.

Total noninterest expense decreased $596 thousand to $10.45 million for the third quarter of 2012 compared to 2011, and $165 thousand to $31.20 million for the first nine months of 2012 compared to 2011. As mentioned previously, we prepaid $20 million in FHLB long-term debt during the second and third quarters of 2012 and incurred prepayment penalties totaling $677 thousand during the third quarter and $1.36 million during the first nine months of 2012. We also prepaid $16 million in FHLB debt during the third quarter of 2011, and incurred a prepayment penalty of $861 thousand. Excluding the prepayment penalties, noninterest expense decreased $412 thousand for the third quarter of 2012 compared to 2011 and decreased $667 thousand for the first nine months of 2012 compared to 2011. Compensation and benefits were lower for both the quarter and nine months ended September 30, 2012. Normal salary increases were offset by increased vacancies, a lower incentive accrual, and credits related to loan origination fees. A change to our health insurance plan for 2012 resulted in a $193 thousand reduction in health and group insurance expense for the first nine months of 2012 compared to 2011. The effective tax rate for the quarter and nine months ended September 30, 2012 was 22% and 20%, respectively, compared to 14% and 17% for the same periods last year. Taxes for 2011 were positively impacted by the purchase of large historic rehabilitation credits that were available in 2011. Absent those credits, our effective tax rate for 2011 would have been approximately 20%.

Michael R. Tuttle, our President and Chief Executive Officer, Janet P. Spitler, our Chief Financial Officer and Executive Vice President, and Geoffrey R. Hesslink, our Senior Lender and Executive Vice President, will host a conference call to discuss these earnings results, business highlights and outlook at 10:00 a.m. Eastern Time on Friday, October 26, 2012. Interested parties may participate in the conference call by dialing U.S. number (877) 317-6789, Canada number (866) 605-3852 or international number (412) 317-6789. The title of the call is Merchants Bancshares, Inc. Q3 2012 Earnings. Participants are asked to call a few minutes prior to register. A replay will be available until 9:00 a.m. Eastern Time on Monday, November 26, 2012. The U.S. replay dial-in telephone number is (877) 344-7529. The international replay telephone number is (412) 317-0088. The conference number is 10019234. Additionally, a recording of the call will be available on our website at www.mbvt.com.

Established in 1849, Merchants Bank strives to deliver a fully integrated customer experience to its retail, commercial and investment customers, with a comprehensive array of online and mobile delivery options -- and 33 community bank offices and 40 ATMs throughout Vermont. Merchants Bank and its holding company, Merchants Bancshares, Inc., employ approximately 300 full-time employees and 40 part-time employees. Merchants Trust Company, a division of Merchants Bank, provides investment management, financial planning and trustee services. Please visit www.mbvt.com for access to Merchants Bank information, programs and services. Merchants' stock is traded on the NASDAQ Global Select Market under the symbol "MBVT." Member FDIC. Equal Housing Lender.

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $485 thousand and $1.53 million, respectively, for the three and nine months ended September 30, 2012, and $529 thousand and $1.40 million, respectively, for the same periods in 2011. An additional non-GAAP financial measure we use is the tangible equity ratio. Because we have no intangible assets, our tangible equity is the same as our book equity. We believe that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company's financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants' future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, continued weakness in general, national, regional or local economic conditions which impact the performance of our investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of our interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect our financial interests in certain loan situations.

You should not place undue reliance on our forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

                         Merchants Bancshares, Inc.
                      Financial Highlights (unaudited)
           (Dollars in thousands except share and per share data)

                              September               December    September
                                 30,      June 30,       31,         30,
                             ----------  ----------  ----------  ----------
                                2012        2012        2011        2011
                             ----------  ----------  ----------  ----------
Balance Sheets - Period End
Total assets                 $1,685,836  $1,601,765  $1,611,869  $1,560,949
Loans                         1,072,879   1,025,665   1,027,626   1,008,076
Allowance for loan losses
 ("ALL")                         11,444      11,203      10,619      10,480
Net loans                     1,061,435   1,014,462   1,017,007     997,596
Investments-taxable             526,700     495,303     512,309     418,543
Federal Home Loan Bank
 ("FHLB") stock                   8,145       8,145       8,630       8,630
Cash and due from banks          30,097      30,459      10,392      10,945
Interest earning cash and
 other short-term
 investments                     22,935      17,000      27,420      86,438
Other assets                     36,524      36,396      36,111      38,797
Non-interest bearing
 deposits                       227,879     211,916     197,522     180,696
Savings, interest bearing
 checking and money market
 accounts                       687,267     680,803     632,110     630,355
Time deposits                   337,817     347,427     348,248     354,508
Total deposits                1,252,963   1,240,146   1,177,880   1,165,559
Short-term borrowings            55,600      52,000          --       3,013
Securities sold under
 agreement to repurchase,
 short-term                     227,996     153,700     262,527     222,338
Other long-term debt              2,503      12,522      22,562      22,581
Junior subordinated
 debentures issued to
 unconsolidated subsidiary
 trust                           20,619      20,619      20,619      20,619
Other liabilities                 8,126       8,719      18,744      18,839
Shareholders' equity            118,029     114,059     109,537     108,000

Balance Sheets - Quarter-to-
 Date Averages
Total assets                 $1,649,457  $1,642,070  $1,564,335  $1,503,192
Loans                         1,064,507   1,056,735   1,014,105   1,007,240
Allowance for loan losses        11,309      11,135      10,584      10,550
Net loans                     1,053,198   1,045,600   1,003,521     996,690
Investments-taxable             499,688     497,860     443,713     366,435
FHLB stock                        8,145       8,145       8,630       8,630
Cash and due from banks          25,793      24,968      10,186      10,389
Interest earning cash and
 other short-term
 investments                     16,241      17,461      53,907      76,887
Other assets                     46,392      48,036      44,378      44,161
Non-interest bearing
 deposits                       220,646     205,072     190,864     171,648
Savings, interest bearing
 checking and money market
 accounts                       677,321     662,713     622,208     600,639
Time deposits                   341,231     350,075     349,832     355,007
Total deposits                1,239,198   1,217,860   1,162,904   1,127,294
Short-term borrowings            60,141      35,773       1,798       1,592
Securities sold under
 agreement to repurchase,
 short-term                     196,117     225,797     238,935     207,037
Securities sold under
 agreement to repurchase,
 long-term                           --          --          --       3,995
Other long-term debt              9,032      20,771      22,569      27,763
Junior subordinated
 debentures issued to
 unconsolidated subsidiary
 trust                           20,619      20,619      20,619      20,619
Other liabilities                 9,466       9,015       9,783       9,341
Shareholders' equity            114,884     112,235     107,727     105,551
Earning assets                1,588,581   1,580,201   1,520,355   1,459,192
Interest bearing liabilities  1,304,461   1,315,748   1,255,961   1,216,652

Ratios and Supplemental
 Information - Period End
Book value per share         $    19.82  $    19.20  $    18.54  $    18.29
Book value per share (1)     $    18.81  $    18.23  $    17.57  $    17.35
Tier I leverage ratio              8.10%       7.97%       8.08%       8.26%
Total risk-based capital
 ratio                            15.83%      15.85%      15.92%      15.81%
Tangible capital ratio (2)         7.00%       7.12%       6.80%       6.92%
Period end common shares
 outstanding (1)              6,274,683   6,256,481   6,232,783   6,224,886

Credit Quality - Period End
Nonperforming loans ("NPLs") $    2,740  $    3,130  $    2,511  $    3,192
Nonperforming assets
 ("NPAs")                    $    2,740  $    3,516  $    2,869  $    3,532
NPLs as a percent of total
 loans                             0.26%       0.31%       0.24%       0.32%
NPAs as a percent of total
 assets                            0.16%       0.22%       0.18%       0.23%
ALL as a percent of NPLs            418%        358%        423%        328%
ALL as a percent of total
 loans                             1.07%       1.09%       1.03%       1.04%

(1) This book value and period end common shares outstanding includes
    319,572; 314,418; 325,703; and 320,845 Rabbi Trust shares for the periods noted above, respectively.
(2) The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance. Because we have no intangible assets, our tangible equity is the same as our book equity.

                                                  For the Nine Months Ended
                                                        September 30,
                                                      2012          2011
                                                 ------------- -------------
Balance Sheets - Year to-Date Averages
Total assets                                     $   1,636,883 $   1,488,556
Loans                                                1,051,886       956,478
Allowance for loan losses                               11,061        10,380
Net loans                                            1,040,825       946,098
Investments-taxable                                    497,991       423,404
FHLB stock                                               8,265         8,630
Cash and due from banks                                 24,037        12,114
Federal funds sold and other short-term
 investments                                            18,454        53,020
Other assets                                            47,311        45,290
Non-interest bearing deposits                          207,097       153,731
Savings, interest bearing checking and money
 market accounts                                       660,386       591,575
Time deposits                                          346,347       360,549
Total deposits                                       1,213,830     1,105,855
Short-term borrowings                                   39,614         2,272
Securities sold under agreement to repurchase,
 short-term                                            223,540       210,708
Securities sold under agreement to repurchase,
 long-term                                                  --         6,319
Other long-term debt                                    17,420        29,987
Junior subordinated debentures issued to
 unconsolidated subsidiary trust                        20,619        20,619
Other liabilities                                        9,514        10,535
Shareholders' equity                                   112,346       102,261
Earning assets                                       1,576,596     1,441,532
Interest bearing liabilities                         1,307,926     1,222,029

                                                      For the Nine Months
                   For the Three Months Ended                Ended
              -----------------------------------   ----------------------
               September                September    September   September
                  30,      June 30,        30,          30,         30,
              ----------  ----------   ----------   ----------  ----------
                 2012        2012         2011         2012        2011
              ----------  ----------   ----------   ----------  ----------
Operating
 Results
Interest
 income
Interest and
 fees on
 loans        $   11,278  $   11,253   $   11,641   $   33,860  $   33,830
Interest and
 dividends on
 investments       2,951       2,993        3,224        9,034       9,798
Total
 interest and
 dividend
 income           14,229      14,246       14,865       42,894      43,628
Interest
 expense
Deposits             860         928        1,111        2,748       3,444
Securities
 sold under
 agreement to
 repurchase
 and other
 short-term
 borrowings          341         537          518        1,454       1,682
Long-term
 debt                364         442          492        1,253       1,513
Total
 interest
 expense           1,565       1,907        2,121        5,455       6,639
Net interest
 income           12,664      12,339       12,744       37,439      36,989
Provision for
 credit
 losses              250         200          250          700         500
Net interest
 income after
 provision
 for credit
 losses           12,414      12,139       12,494       36,739      36,489
Noninterest
 income
Trust
 division
 income              670         673          639        2,000       1,894
Service
 charges on
 deposits          1,033         991        1,161        3,001       3,195
(Loss) gain
 on
 investment
 securities,
 net                 (26)        372          920          422       1,047
Gain on sale
 of other
 assets              749         334           --        1,083          --
Equity in
 losses of
 real estate
 limited
 partnerships
 , net              (370)       (409)        (441)      (1,189)     (1,324)
Other
 noninterest
 income            1,143       1,202        1,133        3,406       3,253
Total
 noninterest
 income            3,199       3,163        3,412        8,723       8,065
Noninterest
 expense
Compensation
 and benefits      4,809       4,759        5,251       14,756      15,544
Occupancy and
 equipment
 expenses          1,837       1,812        1,783        5,527       5,377
Legal and
 professional
 fees                677         666          721        1,954       2,098
Marketing
 expenses            360         493          475        1,264       1,259
State
 franchise
 taxes               321         316          321          965         951
FDIC
 insurance           217         212          194          644         740
Prepayment
 penalty             677         686          861        1,363         861
Other real
 estate owned         65          31           47          129         128
Other
 noninterest
 expense           1,486       1,670        1,392        4,595       4,404
Total
 noninterest
 expense          10,449      10,645       11,045       31,197      31,362
Income before
 provision
 for income
 taxes             5,164       4,657        4,861       14,265      13,192
Provision for
 income taxes      1,159         921          680        2,911       2,281
Net income    $    4,005  $    3,736   $    4,181   $   11,354  $   10,911

Ratios and
 Supplemental
 Information
Weighted
 average
 common
 shares
 outstanding   6,269,347   6,249,130    6,221,161    6,251,967   6,206,377
Weighted
 average
 diluted
 shares
 outstanding   6,280,479   6,259,932    6,231,659    6,264,340   6,213,209
Basic
 earnings per
 common share $     0.64  $     0.60   $     0.67   $     1.82  $     1.76
Diluted
 earnings per
 common share $     0.64  $     0.60   $     0.67   $     1.81  $     1.76
Return on
 average
 assets             0.97%       0.91%        1.11%        0.92%       0.98%
Return on
 average
 shareholders
 ' equity          13.95%      13.31%       15.84%       13.47%      14.23%
Average yield
 on loans           4.40%       4.48%        4.79%        4.49%       4.92%
Average yield
 on
 investments        2.30%       2.37%        3.37%        2.38%       3.01%
Average yield
 of earning
 assets             3.68%       3.76%        4.19%        3.76%       4.18%
Average cost
 of interest
 bearing
 deposits           0.34%       0.37%        0.46%        0.36%       0.48%
Average cost
 of borrowed
 funds              0.98%       1.30%        1.54%        1.20%       1.58%
Average cost
 of interest
 bearing
 liabilites         0.48%       0.58%        0.69%        0.56%       0.73%
Net interest
 rate spread        3.20%       3.17%        3.50%        3.20%       3.45%
Net interest
 margin             3.29%       3.27%        3.61%        3.30%       3.56%
Net interest
 income on a
 fully
 taxable
 equivalent
 basis        $   13,149  $   12,855   $   13,273   $   38,970  $   38,385
Net
 recoveries
 (charge-
 offs) to
 Average
 Loans              0.00%      (0.00%)      (0.01%)       0.00%      (0.02%)
Net
 recoveries
 (charge-
 offs)        $       12  $      (15)  $      (62)  $       27  $     (165)
Efficiency
 ratio (1)         58.64%      61.02%       60.53%       60.59%      62.97%

(1) The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note: As of September 30, 2012, Merchants Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.68 million.

Contact:
Lisa Razo
Merchants Bank
(802) 865-1838